EXHIBIT 23.01


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 No.'s 333-64418, 333-64092, 333-5769, 33-85914 and 33-81894)
pertaining to the 2001 Stock Option Plan, 2001 Employee Stock Purchase Plan, the 1995 Stock Option Plan, the 1994 Annual and Long-Term Incentive Based Compensation Program and the 1985 Employee Stock Option Plan of Genelabs Technologies, Inc. of our report dated February 5, 2003 (except for Note 1 paragraph 3 and Note 9, as to which the date is April 15, 2003), with respect to the consolidated financial statements of Genelabs Technologies, Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2002.


                                   /s/ ERNST & YOUNG LLP

Palo Alto, California
April 15, 2003